Exhibit 10.2

[Packaging Corporation of America letterhead]

December 15, 2015

Paul T. Stecko

Packaging Corporation of America

1955 W. Field Ct.

Lake Forest, IL 60045

Re:	Board Service/Senior Advisor

Dear Paul:

On behalf of the board of directors, I am pleased to set out the terms of your future service with Packaging Corporation of America (the “Corporation”) that will take effect upon the December 31, 2015 expiration of your agreement (the “Agreement”) with the Corporation.

Upon the expiration date of the Agreement, the Agreement will terminate, except that the provisions set forth in Sections 7 through 16 of the Agreement will remain in effect during the term of the senior advisory arrangement described in the next paragraph (and will survive the termination of such arrangement in accordance with their respective terms). You will continue to serve as a non-management director and will be paid the standard outside directors fees as the board approves from time to time. Future service on the board after your current term expires at the 2016 annual meeting of stockholders will be subject to your nomination by the Corporation’s board of directors and nominating and governance committee.

Beginning January 1, 2016, you will serve as a senior advisor to the Corporation on matters that the board or I determine from time to time to be of strategic importance. We will maintain office space and administrative support as necessary to support you in the provision of your services. You will be paid cash fees of $300,000 per year in addition to your directors fees. Payment will be made in accordance with past practices relating to payment of your fees. Either you or the Corporation may terminate the senior advisory arrangement for convenience at any time on 30 days’ notice.

Your service as a director and as a senior advisor is as an independent contractor and not as an employee or agent of the Corporation. No employee benefits of any kind will be provided except as due to you as a result of service as past service as an employee under plans in which you participated. You will not accrue additional benefits or service time as a result of your service.

If the terms described in the letter meet with your approval, please sign in the space indicated below.

Sincerely,

/s/ Mark W. Kowlzan

Mark W. Kowlzan

Acknowledged and Agreed:

/s/ Paul T. Stecko

Paul T. Stecko